Exhibit 99.1

Press Release

Release Date:	January 17, 2020	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS

Philadelphia, Pennsylvania (January 17, 2020) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.5 million, or $0.28 per diluted share, for the quarter ended December 31, 2019 as compared to $2.0 million or $0.22 per diluted share, for the comparable period in 2018.

Dennis Pollack, President and CEO, commented, “We are very pleased to report continued positive operating results. Our net income for the quarter ended December 31, 2019 increased by 24.8% from the same period in 2018, enabling us to increase our regular quarterly dividend per share paid during the quarter by 40%. We recognize that we continue to face formidable challenges, exacerbated by the current interest rate environment which has exerted significant pressure on our interest rate margin.  We are taking steps to address the margin compression we are experiencing, as is the industry in general, primarily due to increased funding costs.  However, such steps, which include, among other things, increased emphasis on soliciting high-quality borrowers for commercial real estate and construction loans and building our core deposit base, take time to fully implement. Management continues to be dedicated to executing our strategy of improving the Company’s financial performance, using our capital efficiently and enhancing shareholder value.”

Net Interest Income:

For the three months ended December 31, 2019, net interest income amounted to $6.3 million as compared to $6.0 million for the same period in 2018. The results reflected a $1.8 million increase in interest income which was partially offset by an increase of $1.5 million in interest paid on deposits and borrowings. The increase in interest income in the first quarter of fiscal 2020 primarily reflected the increase in the average balance of earning assets as the yield on interest-earning assets remained stable at 3.79%. The weighted average cost of borrowings and deposits increased to 1.96% for the quarter ended December 31, 2019 from 1.76% for the comparable period in 2018 due to increases in market rates of interest which affected both deposit and borrowing costs. The net interest margin decreased to 2.03% during the quarter ended December 31, 2019 from 2.28% during the comparable period in 2018. Due primarily to the composition of the Bank’s deposit base and the intense competition for locally sourced deposits combined with the increased use of borrowings and changes in market rates of interest are more rapidly reflected in the cost of our interest-bearing liabilities than the yield on our interest-earning assets.

Non-Interest Income:

With respect to the quarter ended December 31, 2019, non-interest income amounted to $832,000 as compared to $380,000 for the same quarter in fiscal 2019. Non-interest income was higher in the first quarter of fiscal 2020 as compared to the first quarter of fiscal 2019 primarily due to the recognition of $318,000 in gains from sales of an aggregate of $17.2 million of investment and mortgage-backed securities.

Non-Interest Expense:

Non-interest expense stayed relatively stable at $4.0 million for the three month periods ended December 3, 2019 and 2018.

Income Taxes:

For the three-month period ended December 31, 2019, the Company recorded income tax expense of $566,000, compared to income tax expense of $429,000 for the same period in the prior year due to the increase in net income before income taxes. The increase in the effective tax rate was primarily due to the expiration of certain state net operating loss carryovers.

Balance Sheet:

The Company had total assets of approximately $1.3 billion at both December 31, 2019 and September 30, 2019.  However, the investment portfolio increased by $19.7 million primarily as a result of purchases of U.S. government agency mortgage-backed securities and municipal bonds. The increase in investment securities was partially funded by a $19.2 million reduction in cash equivalents during the quarter ended December 31, 2019. Net loans receivable increased $3.4 million to $588.8 million at December 31, 2019 from $585.4 million at September 30, 2019.

Total liabilities increased by $3.3 million during the quarter to $1.2 billion at December 31, 2019 due primarily to a $31.3 million increase in borrowings, offset partially by a $24.5 million decrease in deposits. The reduction in deposits was primarily due to the maturity of wholesale deposits that were replaced by lower costing FHLB advances. At December 31, 2019, the Company had FHLB advances outstanding of $408.2 million, as compared to $376.9 million at September 30, 2019.  All of the borrowings had maturities of less than six years. The increase in borrowings reflected the continued implementation of, among other things, matched fund investing as part of the Company’s asset/liability strategy in order to lock in yield with minimal interest rate risk.

Total stockholders’ equity increased by $2.7 million to $142.3 million at December 31, 2019 from $139.6 million at September 30, 2019. The increase was primarily due to net income of $2.5 million.  Also contributing to the increase was a $633,000 increase in the fair value of investment securities held for sale and swaps.  These increases were partially offset by dividend payments totaling $622,000.

Asset Quality:

At December 31, 2019, the Company’s non-performing assets totaled $14.2 million or 1.1% of total assets as compared to $14.3 million or 1.1% of total assets at September 30, 2019.  Non-performing assets at December 31, 2019 included five construction loans aggregating $8.8 million, 28 one-to-four family residential loans aggregating $3.5 million, and five commercial real estate loans aggregating $1.5 million. Non-performing assets at December 31, 2019 also included real estate owned consisting of two single-family residential properties with an aggregate carrying value of $491,000. At December 31, 2019, the Company had five loans totaling $5.5 million that were classified as troubled debt restructurings (“TDRs”). One such loan aggregating $135,000 was performing in accordance with the restructured terms as of December 31, 2019 and was accruing interest. One TDR is on non-accrual and consists of a $428,000 loan secured by a single-family property and is performing in accordance with the restructured terms. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are a part of a lending relationship totaling $10.6 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings.

The Company recorded a provision for loan losses of $125,000 for the three months ended December 31, 2019, primarily due to the change in the composition of the loan portfolio to increased investment in commercial real estate and construction loans as well as, to a lesser extent, the increase in the size of the loan portfolio.  No provision expense was required for the comparable period in 2018. During the three months ended December 31, 2019 and 2018, the Company recorded recoveries of $10,000 and $0, respectively, and did not record any charge offs in either of the periods.

The allowance for loan losses totaled $5.5 million, or 0.9% of total loans and 40.2% of total non-performing loans at December 31, 2019 (which included loans acquired at their fair value as a result of the acquisition of Polonia Bancorp, Inc. (“Polonia”) as of January 1, 2017) as compared to $5.4 million, or 0.9% of total loans and 38.7% of total non-performing loans at September 30, 2019. The Company believes that the allowance for loan losses at December 31, 2019 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance or conditions relating to the Company and its operations. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release. Readers are cautioned not to put place undue reliance on these forward-looking statements which speak only as the date of this release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2019, as supplemented by its quarterly or other reports filed subsequently with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2019	2019
	(Dollars in Thousands, Except Per Share Data)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,295,401	$1,289,434
Cash and cash equivalents	28,807	47,968
Investment and mortgage-backed securities:
Held-to-maturity	70,219	68,635
Available-for-sale	530,919	512,822
Loans receivable, net Goodwill and intangible assets	588,847 6,520	585,456 6,550
Deposits	720,935	745,444
FHLB advances	408,156	376,904
Non-performing loans	13,743	13,936
Non-performing assets	14,234	14,284
Stockholders’ equity Tangible book value per share (1) Common stock outstanding (shares)	142,299 15.27 8,889,447	139,611 14.97 8,889,447
Full-service offices	10	10

	For the Three Months Ended December 31,
	2019	2018

Selected Operating Data:
Total interest income	$11,827	$10,001
Total interest expense	5,484	3,986
Net interest income	6,343	6,015
Provision for loan losses	125	--
Net interest income after provision for loan losses	6,218	6,015
Total non-interest income	832	380
Total non-interest expense	4,021	3,992
Income before income taxes	3,029	2,403
Income tax expense	566	429
Net income	$2,463	$1,974
Basic earnings per share	$0.28	$0.22
Diluted earnings per share	$0.28	$0.22
Dividends paid per common share	$0.07	$0.05

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.79%	3.79%
Average rate paid on interest-bearing liabilities	1.96%	1.76%
Average interest rate spread(3)	1.83%	2.03%
Net interest margin(3)	2.03%	2.28%
Average interest-earning assets to average interest-bearing liabilities	111.43%	116.32%
Net interest income after provision for loan losses to total non-interest expense	162.94%	150.68%
Total non-interest expense to total average assets	1.24%	1.48%
Efficiency ratio(4)	56.04%	62.42%
Return on average assets	0.76%	0.73%
Return on average equity	6.34%	6.15%
Average equity to average total assets	11.99%	11.93%

	At or for the Three Months Ended December 31,
	2019	2018
Asset Quality Ratios(5)
Non-performing loans as a percentage of total loans receivable, net(6)	2.33%	2.32%
Non-performing assets as a percentage of total assets(6)	1.10%	1.32%
Allowance for loan losses as a percentage of total loans	0.93%	0.87%
Allowance for loan losses as a percentage of non-performing loans	40.22%	37.81%
Net charge-offs (recoveries) to average loans receivable	(0.01)%	0.00%

Capital Ratios(7)
Tier 1 leverage ratio:
Company	10.43%	11.96%
Bank	10.42%	11.55%
Tier 1 common equity risk-based capital ratio:
Company	18.67%	19.96%
Bank	18.35%	19.28%
Tier 1 risk-based capital ratio:
Company	18.67%	19.96%
Bank	18.35%	19.28%
Total risk-based capital ratio:
Company	19.50%	20.81%
Bank	19.19%	20.12%
___________________________________________________
(1)	Non-GAAP measure; see reconciliation below.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and which are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(7)
The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company. The ratios are provided for informational purposes only.

Non-GAAP Measures Disclosures:

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Company's financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the acquisition of Polonia as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP).

	As of December 31, 2019		As of September 30, 2019
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$142,299	$142,299	$139,611	$139,611
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	418	--	448
Total intangibles	$--	6,520	$--	6,550
Adjusted stockholders’ equity	$142,299	$135,779	$139,611	$133,061
Shares of common stock outstanding	8,889,447	8,889,447	8,889,447	8,889,447
Adjusted book value per share	$16.01	$15.27	$15.71	$14.97